Exhibit (e)(4)

Principal Underwriting and Distribution Services Agreement

Between College Retirement Equities Fund and
TIAA-CREF Individual & Institutional Services, LLC

SCHEDULE B

2023 Reimbursement Rates

For the period May 1, 2023 through April 30, 2024

For the services rendered and expenses incurred in connection with the Distribution Services, as provided in the Agreement, the annual expense deduction amounts for each Class of each CREF Account (as a percentage of average net assets) will be as follows:

Stock Account:	Class R1: 0.065% Class R2: 0.030% Class R3: 0.020% Class R4: 0.005%

Global Equities Account:	Class R1: 0.065% Class R2: 0.030% Class R3: 0.020% Class R4: 0.005%

Growth Account:	Class R1: 0.065% Class R2: 0.030% Class R3: 0.020% Class R4: 0.005%

Equity Index Account:	Class R1: 0.065% Class R2: 0.030% Class R3: 0.020% Class R4: 0.005%

Core Bond Account:	Class R1: 0.065% Class R2: 0.030% Class R3: 0.020% Class R4: 0.005%

Inflation-Linked Bond Account:	Class R1: 0.065% Class R2: 0.030% Class R3: 0.020% Class R4: 0.005%

Social Choice Account:	Class R1: 0.065%

Class R2: 0.030% Class R3: 0.020% Class R4: 0.005%

Money Market Account:	Class R1: 0.065% Class R2: 0.030% Class R3: 0.020% Class R4: 0.005%

Date: Effective May 1, 2023 in accordance with prior approval by the CREF Board on March 10, 2023.

COLLEGE RETIREMENT EQUITIES FUND

By:	/s/ E. Scott Wickerham
Title: Principal Financial Officer, Principal Accounting Officer and Treasurer

TIAA-CREF INDIVIDUAL & INSTITUTIONAL SERVICES, LLC

By:	/s/ David Barber
Title: Chief Financial Officer